Exhibit 99.1

Ethan Allen Comments on Shareholder Letter

DANBURY, CT (August 27, 2015) -- Ethan Allen Interiors Inc. ("Ethan Allen" or the "Company") (NYSE:ETH) comments on the recent shareholder letter.

Farooq Kathwari, Chairman and CEO commented, "The Company reiterates its policy and practice of engaging with its shareholders to discuss the Company's objectives and understand the thoughts and objectives of its shareholders. We were pleased to have rescheduled the Annual Shareholders Meeting to November 24th.

The Company continues its proactive policy of providing strong shareholder returns while also maintaining a strong balance sheet.  During the last five years, the Company, despite coming out of a severe recession, reduced $210 million of debt, invested $96 million in capital expenditures, paid $61 million in dividends, and repurchased $20 million of the Company's common stock.  Since going public, the Company has returned to shareholders $549 million in share buyback, paid $348 million in dividends, and reduced debt of $391 million.

In addition, since going public the Company was able to invest $740 million in acquisitions of independently operated Ethan Allen retail businesses, in our manufacturing and technology and in retail real estate.  As the Company continues its long term plan to relocate many of the retail locations to stronger locations, vacated properties are being sold.  Since 2010, $34 million has been generated through the sale of real estate.

The Company believes pursuing the sale-leaseback strategy suggested in the shareholder letter, in which the Company would sell its retail and manufacturing locations and then lease them back, would impose a burden of significant lease expenses which would serve to weaken its finances, restrict its continuing strategic repositioning of its retail footprint, limit its flexibility and erode its profitability. However, the Company will continue to evaluate its capital structure to enhance our strong financial position and continued strong shareholder returns."

About Ethan Allen

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design Company and manufacturer and retailer of quality home furnishings. The Company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 Design Centers in the United States and abroad. Ethan Allen owns and operates eight manufacturing facilities including five manufacturing plants and one sawmill in the United States plus one plant each in Mexico and Honduras. Approximately seventy percent of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit ethanallen.com.

Ethan Allen Interiors Inc.
Investor / Media Contact:
Corey Whitely
Executive Vice President, Administration
Chief Financial Officer and Treasurer
cwhitely@ethanalleninc.com